Exhibit 10.4

FORM OF

TRANSITION SERVICES AGREEMENT

BETWEEN

HALLIBURTON ENERGY SERVICES, INC.

and

KBR, INC.

Dated                     , 2006

-i-

Exhibits:

Schedules:

-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into as of the      day of                     , 2006 by and between Halliburton Energy Services, Inc., a Delaware corporation (“HESI”), and KBR, Inc., a Delaware corporation (“KBR”).

WHEREAS, the Board of Directors of Halliburton Company (“Halliburton”) has determined that it is in the best interests of Halliburton and its shareholders to make an initial public offering (“IPO”) of shares of KBR common stock, par value $0.001 per share;

WHEREAS, in order to effectuate the foregoing, Halliburton and KBR have entered into a Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”), which provides, among other things, subject to the terms and conditions thereof, for the Separation, the IPO, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement it will be necessary for KBR to provide to HESI and other members of the Halliburton Group certain services described herein for a transitional period.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in this Article I or in the Separation Agreement (as defined above):

“Additional Services” has the meaning given such term in Section 2.3.

“Agreement” has the meaning given such term in the Preamble.

“Distribution” means a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended, or any corresponding provision of any successor statute of all or any portion of the KBR Common Stock beneficially owned by Halliburton to Halliburton shareholders by way of a dividend, exchange or otherwise.

“Extension Period” has the meaning given such term in Section 2.3.

“Fee Memorandum” has the meaning given such term in Section 4.1

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Halliburton” has the meaning given such term in the Preamble.

“HESI” has the meaning given such term in the Preamble.

“Initial Services” has the meaning given such term in Section 2.1.

“KBR” has the meaning given such term in the Preamble.

“reasonable best efforts” means a party’s best efforts consistent with reasonable commercial practice and without the incurrence of unreasonable expense or hardship, or the requirement to engage in litigation.

“Separation Agreement” has the meaning given such term in the Recitals.

“Service Coordinator” has the meaning given such term in Section 2.2.

“Services” has the meaning given such term in Section 2.1.

“Tax” has the meaning given such term in Section 4.4.

“Termination Deadline” has the meaning given such term in Article V.

ARTICLE II

SERVICES

SECTION 2.1 Services.

(a) Subject to the terms and conditions of this Agreement, KBR, acting through its and/or its Affiliates and their respective employees, agents, contractors or independent third parties, agrees to provide or cause to be provided to the Halliburton Group the services set forth in Schedules 1-3 hereto (the “Initial Services”, which together with any Additional Services provided pursuant to Section 2.3 are collectively referred to herein as the “Services”).

(b) At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Halliburton Group and such Persons shall not be considered or deemed to be an employee of any member of the Halliburton Group nor entitled to any employee benefits of Halliburton as a result of this Agreement. HESI acknowledges and agrees that, except as may be expressly set forth herein as a Service (including such agreed Additional Services to be provided pursuant to Section 2.3 below) or otherwise expressly set forth in the Separation Agreement, an Ancillary Agreement or other binding definitive agreement, no member of the KBR Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the Halliburton Group.

(c) KBR and members of the KBR Group shall not be required to perform Services hereunder that conflict with or violate any applicable law, contract, license, authorization, certification or permit. KBR will use reasonable best efforts to secure all necessary consents and/or approvals of vendors, lessors and licensors relating to the Services.

SECTION 2.2 Service Coordinators. Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be the Chief Accounting Officers (or their designated delegates) for each of HESI and KBR. Unless HESI and KBR otherwise agree in writing, HESI and KBR agree that all notices and communications relating to this Agreement other than those day to day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 11.2 hereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VII of the Separation Agreement.

SECTION 2.3 Additional Services.

(a) From the date hereof until 90 days following the IPO Closing Date (the “Extension Period”), from time to time HESI may request additional Services from KBR by providing written notice. The cost of such additional Services shall be determined in accordance with the general principles described in Section 3.1(a). Upon the mutual written agreement as to the nature, cost, duration and scope of such additional Services, HESI and KBR shall supplement in writing the Schedules hereto to include such additional Services (such agreed services, the “Additional Services”).

(b) KBR shall be obligated to provide to HESI and the members of the Halliburton Group any Additional Service inadvertently or unintentionally omitted from the list of Initial Services that was provided by the KBR Group to the Halliburton Group immediately prior to the IPO Closing Date or was included in the 2006 budget of Halliburton - KBR intercompany services. KBR, in its sole discretion, may decline to provide any Additional Service requested by HESI which does not meet the criteria of the preceding sentence.

SECTION 2.4 Third Party Services. KBR shall have the right to hire third party subcontractors to provide all or part of any Services hereunder so long as such subcontracting is consistent with past practices and the practice applied by KBR generally from time to time within its own organization. If subcontracting for a Service is not consistent with past practices and the practice applied by KBR generally from time to time within its own organization, then KBR shall give notice of its intent to subcontract such Service to HESI and HESI shall have sixty (60) days to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof.

SECTION 2.5 Standard of Performance; Limitation of Liability.

(a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed within the KBR organization prior to the date of this Agreement. It is understood and agreed that KBR is not a professional provider of the types of services included in the Services and that KBR personnel performing Services have other responsibilities, and will not be dedicated full-time to performing Services.

(b) In the event KBR or any member of the KBR Group fail to provide, or cause to be provided, the Services in accordance herewith, the sole and exclusive remedy of HESI shall be to, at HESI’s sole discretion, within ninety (90) days from the date that KBR fails to provide such Service either (i) have the Service reperformed, or (ii) not pay for such Service, or if payment has already been made, receive a refund of the payment made for such defective service; provided that in the event KBR defaults in the manner described in Section 7.1(ii) or (iii), HESI shall have the further rights set forth in Section 7.1.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, ARE MADE BY KBR OR ANY MEMBER OF THE KBR GROUP WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. HESI HEREBY EXPRESSLY WAIVES ANY RIGHT HESI OR ANY MEMBER OF THE HALLIBURTON GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY KBR OR ANY MEMBER OF THE KBR GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF KBR OR ANY MEMBER OF THE KBR GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND KBR SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF KBR, ANY MEMBER OF THE KBR GROUP OR ANY THIRD PARTY SERVICE PROVIDER.

SECTION 2.6 Service Boundaries and Scope. Except as provided in a Schedule for a specific Service: (a) KBR shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by any member of the KBR Group for any member of the Halliburton Group immediately prior to the IPO Closing Date; and (b) the Services shall be available only for purposes of conducting the business of the Halliburton Group substantially in the manner it was conducted immediately prior to the IPO

Closing Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, KBR shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including, without limitation, computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) that it would not acquire in the ordinary course of business; (iii) make modifications to its existing systems; or (iv) pay any costs related to the transfer or conversion of data of any member of the Halliburton Group.

SECTION 2.7 Cooperation. HESI and KBR shall cooperate with one another and shall provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

SECTION 2.8 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that KBR may make changes from time to time in the manner of performing the services if KBR is making similar changes in performing similar services for members of its own Group and if KBR furnishes to HESI substantially the same notice KBR shall provide members of its own Group respecting such changes.

ARTICLE III

SERVICE CHARGES

SECTION 3.1 Compensation.

(a) General Principles Relating to Charges for Services. Subject to the specific terms of this Agreement, the Services will be charged and paid for on the same general basis as has been heretofore in effect, with the intent that such charges shall approximate the fully allocated direct and indirect costs of providing and discontinuing the Services, but without any element of profit. It is the further intent of the parties that the fully allocated direct and indirect costs incurred by KBR and its Subsidiaries in providing Services under this Agreement will be charged on a basis that allocates such costs on a fair and nondiscriminatory basis. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is expected significantly to exceed the estimated charge set forth on a Schedule for a particular Service; provided, however, that charges incurred in excess of any such estimate shall not justify ceasing the provision of, or payment for, Services under this Agreement.

(b) Service Fees. In consideration for the provision of a Service, each member of the Halliburton Group receiving Services shall pay to KBR or the member of the KBR Group providing such Services, as applicable, either (i) a mutually agreed fixed fee for such Service or (ii) a reimbursement for all reasonable, out-of-pocket cash costs that are incurred to provide such Service, including, as applicable, one-time set-up costs for Services. The Service fees in effect from the date hereof until December 31, 2006 are set forth on the attached Schedules. The Service fees to be charged for each succeeding calendar year shall be determined annually in connection with the KBR and Halliburton annual planning process or otherwise as the parties may agree. From time to time, the Service Coordinators may, in accordance with the general principles described in Section

3.1(a), agree in writing to update, modify or amend any Service fee set forth on a Schedule or agreed in connection with the annual planning process or otherwise by the parties. The Service Coordinators may agree on any such update, modification or amendment for any reason, including, but not limited to, error in the Schedule or incorrect estimates, rates, fees or prices in the underlying budget data from which the Service fee was derived.

SECTION 3.2 Performance under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, HESI shall not be charged under this Agreement for any services that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement and any such other services shall be performed and charged for in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

ARTICLE IV

PAYMENT

SECTION 4.1 Payment.

(a) Prior to the Distribution and unless otherwise agreed by the mutual agreement of the Service Coordinators with respect to a particular Service, charges for Services shall be paid at the end of each month by intercompany account transfer, consistent with the parties’ standard intercompany account settlement prior to the date of this Agreement. On or before the end of each month, KBR shall deliver to the HESI Service Coordinator and such other persons as he may from time to time designate a memorandum setting forth in reasonable detail for the period covered: (i) the invoice amount for the Services rendered, (ii) the basis for the calculation of the costs, and (iii) such additional information as HESI may reasonably request (the “Fee Memorandum”). Adjustment credits or debits shall be shown on, and settled concurrently with, the Fee Memorandum next succeeding the Fee Memorandum for which the adjustment is made. Prior to the Distribution, interest will accrue on any unpaid amounts at the rate of interest then in effect between HESI and KBR Holdings, LLC for outstanding intercompany account balances, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

(b) After the Distribution, KBR shall deliver to HESI, on or before the end of each month, addressed to the attention of the HESI Chief Accounting Officer or such other person as HESI may designate in writing an invoice containing all the information contained in the Fee Memorandum (the “Invoice”). Absent manifest error in calculations contained in an Invoice (if there is manifest error, HESI will correct such error and show such recalculation), HESI shall wire transfer to the account of KBR, within 15 days after the date of the Invoice the invoiced amount in full in accordance with written wiring instructions previously provided by KBR. Adjustment credits or debits shall be shown on, and settled concurrently with, the Invoice next succeeding the Invoice for which the adjustment is made. After the Distribution, interest will accrue on any unpaid amounts at the rate of LIBOR plus 2.0%, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

(c) All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

SECTION 4.2 Payment Disputes. HESI may object to any amounts for any Service at any time before, at the time of or after payment is made, provided such objection is made in writing to KBR within 90 days following the date of the disputed Fee Memorandum. HESI must timely pay the disputed items in full pending resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VII of the Separation Agreement. Neither party (or any member of its respective Group) shall have a right of set-off against the other party (or any member of its respective Group) for billed amounts hereunder. Upon written request, KBR will provide to HESI reasonable detail and support documentation to permit HESI to verify the accuracy of a Fee Memorandum. Certain Services are subject to true-up as set forth in the attached Schedules. In addition, from time to time, the Service Coordinators, by mutual agreement, may conduct a true-up process to adjust other Service charges based on a reconciliation of budgeted usage and costs with the parties’ actual experience.

SECTION 4.3 Error Correction. KBR shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. Services under this Agreement and charges therefor shall be subject to audit in accordance with Section 4.5 hereof.

SECTION 4.4 Taxes. Any transfer taxes, excises, fees or other charges (including, without limitation, value added, sales, use, or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity, or capital of a member of the KBR Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the KBR Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to HESI as an explicit surcharge and shall be paid by HESI in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively. If HESI submits to KBR a timely and valid resale or other exemption certificate acceptable to KBR and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee payable pursuant to Article III; provided, however, if a member of the KBR Group is ever required to pay such Tax, HESI will promptly reimburse KBR for such Tax, including any interest, penalties, and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

SECTION 4.5 Records; Audits.

(a) KBR shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. Without limiting the generality of the foregoing, KBR’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of the charges for the Services hereunder. KBR shall retain such accounting records and make them available to Halliburton’s auditors for a period of not less than 6 years from the close of each fiscal year of KBR; provided, however, that KBR may, at its option, transfer such accounting records to HESI upon termination of this Agreement.

(b) Upon written request, HESI and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by the KBR Group that relate to this Agreement and shall have the right to audit such records; provided, however, that the same period cannot be re-audited. Any dispute arising out of an audit that is not resolved by the mutual agreement of the Service Coordinators shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VII of the Separation Agreement.

ARTICLE V

TERM

SECTION 5.1 Term. HESI shall undertake to provide to itself and members of the Halliburton Group, and to terminate as soon as reasonably practicable in accordance with Article VI, the Services provided to HESI or any member of the Halliburton Group hereunder. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall continue in full force and effect between the parties for so long as any Service set forth in any Schedule hereto is being provided to HESI or any member of the Halliburton Group and this Agreement shall terminate upon the cessation of all Services provided hereunder. Notwithstanding the foregoing, no Services shall be provided following December 31, 2006 (the “Termination Deadline”), unless sooner terminated by HESI pursuant to Article VI or by mutual agreement of the parties.

ARTICLE VI

DISCONTINUATION OF SERVICES

SECTION 6.1 Discontinuation of Services. After the date hereof, HESI may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services or all of the Services provided thereunder by giving KBR at least 30 days prior written notice; provided, however, that (i) HESI shall be liable to KBR for all costs and expenses KBR or any member of the KBR Group remains obligated to pay in connection with, and attributable to, the provision of the discontinued Service or Services and (ii) KBR shall use reasonable best efforts to minimize all such costs and expenses. HESI may request partial discontinuation of a Service and KBR shall use reasonable best efforts to accommodate such request. In such case, by mutual agreement, the parties may agree to partial discontinuation of a Service and a corresponding reduction in consideration payable therefor pursuant to Article III. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Halliburton Group of all of the duties and obligations previously performed by KBR or a member of the KBR Group under this Agreement.

SECTION 6.2 Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article I, Article VIII and Article IX of this Agreement shall survive such discontinuation or termination. Each party and the applicable member(s) of its respective Group shall, within 60 days after discontinuation or termination of a Service, to the extent reasonably practicable, deliver to the other party and the applicable member(s) of its respective Group all property in its possession, including but not limited to (i) originals of all books, records, contracts, receipts for deposits and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service, and (ii) copies of books, records, contracts, receipts for deposits and all other papers or documents maintained by the other party and which pertain in part, to the business of the other party and relate to such Service; provided that a party may retain archival copies of material provided to the other party pursuant to this Section 6.2.

ARTICLE VII

DEFAULT

SECTION 7.1 Termination for Default. In the event (i) of a failure of HESI to pay for Services in accordance with the terms of this Agreement, (ii) of a failure of KBR to perform, or cause to be performed, the Services in accordance with the terms of this Agreement which failure results or could reasonably result in a material adverse impact on the business, operations or financial results of the Halliburton Group taken as a whole, or (iii) any party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then the non-defaulting party shall have the right, at its sole discretion, to immediately terminate this Agreement if the defaulting party has (A) failed to cure the default within 30 days of receipt of the written notice of such default or, (B) if such default is not reasonably susceptible to cure within a 30 day period, failed to take action within 30 days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. HESI’s right to terminate this Agreement set forth in (ii) and (iii) above and the rights set forth in Section 2.5 shall constitute HESI’s sole and exclusive rights and remedies for a breach by KBR hereunder (including without limitation any breach caused by an Affiliate of KBR or other third party providing a Service hereunder).

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Personal Injury. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

SECTION 8.2 Property Damage . EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF LOSS OF OR DAMAGE TO SUCH INDEMNIFYING PARTY’S PROPERTY, OR PROPERTY OF ITS AFFILIATES, THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER OR THEIR RESPECTIVE EMPLOYEES, AGENT OR REPRESENTATIVE, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

SECTION 8.3 Waiver of Consequential Damages. Neither party shall be liable under this Agreement for any consequential, special, incidental, punitive or exemplary damages under any theory, arising out of activities or obligations under or related to this Agreement, regardless of the acts, omissions, negligence or fault of any person.

SECTION 8.4 Services Received. HESI hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5 - Standard of Performance; Limitation of Liability, Section 7.1 - Termination for Default and the other provisions hereof, including without limitation, the limitation of remedies available to HESI which restricts available remedies resulting from a Service not provided in accordance with the terms hereof to either non-payment or reperformance of such defective Service and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of KBR to a separate company as a result of the IPO, and KBR and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of KBR and the other members of the KBR Group to render, nor of HESI and the other members of the Halliburton Group to receive from KBR and the other members of the KBR Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; HESI shall not rely on, or construe, any Service rendered by or on behalf of KBR as such professional advice or opinions or technical advice; and HESI shall seek all third party professional advice and opinions or technical advice as it may desire or need, and in any event HESI shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Sections 2.5 and 7.1;

(d) with respect to any software or documentation within the Services, HESI shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to KBR’s agreement to provide the Services is the limitation of liability set forth herein and the release and indemnity provided by HESI herein

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN AND THE INDEMNITIES SET FORTH IN SECTION 8.1 AND SECTION 8.2 HEREOF, HESI SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD KBR, ANY MEMBER OF THE KBR GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING UNDER OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF KBR, ANY MEMBER OF THE KBR GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF KBR, ANY MEMBER OF THE KBR GROUP OR ANY THIRD PARTY SERVICE PROVIDER.

ARTICLE IX

CONFIDENTIALITY

SECTION 9.1 Confidentiality. KBR and HESI each acknowledge and agree that the terms of Section 8.11 - Confidentiality of the Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one party to the other in connection with this Agreement.

ARTICLE X

FORCE MAJEURE

SECTION 10.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war, terrorism, civil commotion, compliance in good faith with any Law, unavailability of materials, unusually bad weather or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).

SECTION 10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

SECTION 10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Construction Rules. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (i) all references to days or months shall be deemed references to calendar days or months and (ii) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or a schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

SECTION 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) a transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery of a standard overnight courier or when delivered by hand or (iii) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to HESI, to:

Halliburton Energy Services, Inc.

Attention:

5 Houston Center

1401 McKinney, Suite 2400

Houston, Texas 77010

Facsimile: (713)

If to KBR, to:

KBR

Attention:

4100 Clinton Drive

Houston, Texas 77020

Facsimile: (713)

SECTION 11.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by KBR or HESI (whether by operation of law or otherwise) without the prior written consent of the other party; provided however that the foregoing shall in no way restrict the performance of a Service by an Affiliate of KBR or a third party as otherwise allowed hereunder.

SECTION 11.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than HESI, members of the Halliburton Group, KBR and any member of the KBR Group providing Services hereunder or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

SECTION 11.5 Amendment. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing and executed by both parties hereto. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgment written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

SECTION 11.6 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of any party to require performance of any provision of this Agreement shall not affect any parties right to full performance thereof at any time thereafter. Unless otherwise specified herein, the rights and remedies provided in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

SECTION 11.7 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of KBR and HESI that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving the original intent and economic balance of the parties as reflected in the severed provision or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same economic objective.

SECTION 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on KBR and HESI.

SECTION 11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof except to the extent that, pursuant to the applicable Laws of the location in which any Service is performed, the local laws of such location are mandatorily applicable thereto, in which case, and to such extent, the laws of such location shall apply.

SECTION 11.10 Arbitration. All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled by binding arbitration in accordance with the provisions of Article VII of the Separation Agreement.

SECTION 11.11 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties.

SECTION 11.12 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

SECTION 11.13 Regulations. All employees of KBR and its Affiliates shall, when on the property of HESI and members of the Halliburton Group, conform to the rules and regulations of Halliburton concerning safety, health and security which are made known to such employees in advance in writing.

SECTION 11.14 Survival. The parties agree that Articles I, VIII and IX will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

SECTION 11.15 English Language Governs. This Agreement is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to the Agreement as written in English, and not to any translation into any other language.

SECTION 11.16 Software License. Concurrent with the execution and delivery of this Agreement, the parties shall enter into the License Agreement attached as Exhibit A hereto related to certain software applications. The License Agreement may be amended from time to time by mutual agreement of the parties as other proprietary KBR Group software applications currently used by the Halliburton Group are identified.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this      day of                     , 2006.

HALLIBURTON ENERGY
SERVICES, INC.

By:
Name:
Title:

KBR, INC.

By:
Name:
Title: